Exhibit 11

             Statement Regarding Computation of Per Share Earnings
                  Wolverine World Wide, Inc. and Subsidiaries

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
                                                                       Fiscal year ended
                                                          January 1, 1994    January 2, 1993    December 28, 1991
Primary, as reported
Average shares outstanding                                  6,763,114             6,627,436        6,549,131
Net effect of dilutive stock options--based on the
  treasury  stock method using average market price           222,102                   (A)              (A)
                                                            6,985,216             6,627,436        6,549,131

Net earnings (loss)                                       $11,492,000          $(10,941,000)      $3,250,000

Per share amount                                          $      1.65          $      (1.65)      $     0.50

Primary, including dilutive stock options in all years
Average shares outstanding                                  6,763,114             6,627,436        6,549,131
Net effect of dilutive stock options--based
  on the treasury stock method using
  average market price                                        222,102                41,625           38,681
                                                            6,985,216             6,669,061        6,587,812

Net earnings (loss)                                       $11,492,000          $(10,941,000)      $3,250,000

Per share amount                                                $1.65                $(1.64)           $0.49

Fully diluted
Average shares outstanding                                  6,763,114             6,627,436        6,549,131
Net effect of dilutive stock options--based on the
  treasury stock method using the year-end market
  price, if higher than the average market price              263,072               156,542           63,773
Assumed conversion of 6.5% convertible
  subordinated notes                                          200,000               200,000       __________
                                                            7,226,186             6,983,978        6,612,904

Net earnings (loss)                                       $11,492,000          $(10,941,000)      $3,250,000
Add 6.5% convertible subordinated
  debentures interest, net of income tax effect               104,000               104,000       __________
                                                          $11,596,000          $(10,837,000)      $3,250,000

Per share amount                                                $1.60                $(1.55)           $0.49

(A)  The net effect of dilutive stock options in fiscal 1992 and fiscal 1991 are not included in the computation of earnings per share since they were less than 3% dilutive.
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